 FORM 4                                                                                                     OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               -------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number: 3235-0287
    subject to Section 16. Form                                                                       Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response....... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
  HOLLINGER INC. (SEE SCHEDULE I FOR   |    HOLLINGER INTERNATIONAL INC. (HLR)             |      to Issuer (Check all applicable)
  ADDITIONAL REPORTING PERSONS)        |                                                   |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |           Officer (give title below)
                                       |     Security Number     |      Month/Year         |     -----
 C/O HOLLINGER INTERNATIONAL INC.      |     of Reporting        |     August 1999         |           Other (specify below)
 401 NORTH WABASH, SUITE 740           |     Person (Voluntary)  |                         |     -----
                                       |                         |                         |     See Note (1)
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   Applicable Line
                                       |                         |     (Month/Year)        |     Form filed by One Reporting Person
   CHICAGO         IL          60611   |                         |                         | --
                                       |                         |                         |     Form filed by More than One
                                       |                         |                         |  X  Reporting Person
                                       |                         |                         | --
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Class A Common Stock                   |     (2)       |   X   |  V    | 691,692|  D   |   (3)    |    (4)      |    (5)  |   (5)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

*By self as custodian for minor child.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
HI Series II Call       |     (3)     |   (2)    |   X   |    |        |   D     |  (6)  |  (8)   |  (7)   |   (8)     |     (2)
Options                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
     (9)          |         (9)            |           (9)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

See attached Schedule I for explanatory notes.

* 40% vest after two years, additional 30% vest after three years, remaining vest after four years.
                                                                                             Hollinger Inc.
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    By: /s/ Charles G. Cowan        9/6/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                  Charles G. Cowan
      If space is insufficient, see Instruction 6 for procedure.                             Vice-President and Secretary

                                                                                             The Ravelston Corporation Limited
Potential persons who are to respond to the collection of information contained in this      By: /s/ Charles G. Cowan         9/6/99
form are not required to respond unless the form displays a currently valid OMB Number.      ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date

                                                                                             Charles G. Cowan
                                                                                             Vice-President and Secretary

                                                                                             /s/ Barbara Amiel Black         9/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             Barbara Amiel Black



                                                                                             /s/ Conrad M. Black             9/6/99
                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             The Hon. Conrad M. Black P.C., O.C.

                                   SCHEDULE I
                                Notes to Form 4


Name and Address of Reporting Person:
     Hollinger Inc. ("HI")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol;
     Hollinger International Inc./HLR

Statement for Month/Year
     August 1999

Additional Reporting Persons:

     The Ravelston Corporation Limited ("Ravelston")
     c/o Hollinger International Inc.
     401 North Wabash Avenue, Suite 740
     Chicago, Illinois 60611
     Relationship to Issuer: 10% Owner

     Conrad M. Black ("CMB")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer:  Director, Officer and 10% Owner

     Barbara Amiel Black ("Amiel")
     c/o Hollinger International Inc.
     401 North Wabash Avenue
     Chicago, Illinois 60611
     Relationship to Issuer:  Director, Officer and 10% Owner via spouse CMB

Explanations:

(1)  (i)   For HI:        10% Owner
     (ii)  For Ravelston: 10% Owner
     (iii) For CMB:       Director, Officer (Chairman, President and Chief
                          Operating Officer) and 10% Owner
     (iv)  For Amiel:     Director and Officer (Vice President)
(2) The disposition of Class A Common Stock occurred on various dates throughout the month of August in connection with the redemption of Series II Preference Shares ("Series II") issued by HI, the Company's parent corporation.
(3)  The consideration given was the exchange of each HI Series II share for
     0.46 of a Company Class A Common share.
(4)  (i)   For HI:        16,036,813 shares directly and 10,708,218 shares via
                          its subsidiary 504468 NB Inc.
     (ii)  For Ravelston: 26,745,031 indirectly via its control over HI
     (iii) For CMB:       26,745,031 shares via control over Ravelston, which
                          controls HI; 600 shares directly; 9,600 shares indirectly via Conrad Black Capital Corporation; 50 shares via son; and 500 shares via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

     (iv) For Amiel:      26,745,031 shares via spouse's control over Ravelston,
                          which controls HI; 500 shares directly; 9,600 shares
                          indirectly via spouse's control over Conrad Black
                          Capital Corporation; 50 shares via spouse's son; and
                          600 shares via spouse.  Amiel disclaims beneficial
                          ownership of her spouse's and her spouse's son's
                          securities and this report shall not be deemed an
                          admission that she is a beneficial owner of such
                          securities for purposes of Section 16 or for any other
                          purpose.
(5) (i)   For HI:         Directly.
    (ii)  For Ravelston:  Indirectly, via its control of HI.
    (iii) For CMB:        Indirectly, via his control of Ravelston, which
                          controls HI.
    (iv)  For Amiel:      Indirectly, via her spouse, CMB, and his control of
                          Ravelston, which controls HI.
(6)  Immediately.
(7)  Class A Common Stock of the Company.
(8)  691,692.
(9)  (i)   For HI:        18,272,009 directly
     (ii)  For Ravelston: 18,272,009 indirectly via its control of HI
     (iii) For CMB:       18,272,009 indirectly via his control of Ravelston,
                          which controls HI; 66,963 via his control of
                          Ravelston; and 1,611,039 directly
     (iv)  For Amiel:     18,272,009 indirectly via CMB's control of Ravelston,
                          which controls HI; 66,963 via CMB's control of Ravelston; and 611,039 via CMB's direct holdings.
                          Amiel disclaims beneficial ownership of CMB's securities and this report shall not be deemed an admission that she is a beneficial owner of such securities for purpose of Section 16 or for any other purpose.